UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 22, 2009

(Date of earliest event reported)

LE@P TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-5667	65-0769296
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5601 N. Dixie Highway, Suite 411
Ft. Lauderdale, FL	33334
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 771-1772

                                             NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4( c) under the Exchange Act (17 CFT 240.13e-4( c))

Item 5.02  Departure of Directors or Certain Officers; Election of Director; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2009. the Company and Dr. Donald Ciappenelli agreed to terminate his employment as the President and Chief Executive Officer of the Company effective at the close of business on May 22, 2009. Dr. Ciappenelli will remain as the Company’s Chairman of the Board. The Company has appointed Timothy C. Lincoln, Class B Director, as the Acting Principal Executive Officer effective May 23, 2009.

Mr. Lincoln, who is 51 years old, has served as a Class B Director of the Company since July 2000, and was the Company’s Acting Principal Executive Officer, a position he held from September 2002 until October 31, 2006. He has also maintained a private legal practice since October 1998. From August 1995 to December 2008, he served in various legal and management roles for Marquette Realty, Inc. Marquette Realty, Inc. managed a number of entities of which M. Lee Pearce, M.D., the Company’s former chairman of the Board of Directors and its majority stockholder, is the beneficial owner. Mr. Lincoln also serves as a director for a number of entities which are directly or indirectly owned by Dr. Pearce. From 1993 to 1996, Mr. Lincoln served as a mortgage loan officer for the Bank of North America, which was formerly controlled by Dr. Pearce. Mr. Lincoln received a Master of Business Administration Degree in Marketing from the University of New Mexico and received a J.D. degree from the University of Miami School of Law. Mr. Lincoln is a member of the Florida Bar Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LE@P TECHNOLOGY, INC.

Date: May 26, 2009	By: /s/ Timothy C. Lincoln
Name: Timothy C. Lincoln
Title: Acting Principal Executive Officer

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